Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 16, 2016, relating to the financial statements and financial highlights which appear in the October 31, 2016 Annual Report to Shareholders of John Hancock Funds (See Schedule of Funds), each a series of John Hancock Capital Series, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights," “Policy Regarding Disclosure of Portfolio Holdings,” and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

February 27, 2017

SCHEDULE OF FUNDS

Fund Name
John Hancock U.S. Global Leaders Growth Fund
John Hancock Classic Value Fund